Exhibit 99.1

BGC Partners Reports Third Quarter 2020 Financial Results

Conference Call to Discuss Results Scheduled for 11:00 AM ET Today

NEW YORK, NY – October 28, 2020 - BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners” or “BGC” or the “Company”), a leading global brokerage and financial technology company, today reported its financial results for the quarter ended September 30, 2020.

Select Results Compared to the Year-Earlier Period1

Highlights of Consolidated Results (USD millions)	3Q20	3Q19	Change
Revenues	$455.0	$521.1	(12.7)%
GAAP income (loss) from operations before income taxes	28.7	8.7	228.2%
GAAP net income (loss) for fully diluted shares	29.6	(3.5)	938.1%
Adjusted Earnings before noncontrolling interest in subsidiaries and taxes	69.2	87.7	(21.1)%
Post-tax Adjusted Earnings	61.9	77.3	(19.9)%
Adjusted EBITDA	101.2	84.2	20.2%

Per Share Results	3Q20	3Q19	Change
GAAP fully diluted earnings (loss) per share	$0.05	($0.01)	600.0%
Post-tax Adjusted Earnings per share	$0.11	$0.15	(26.7)%

Management Comments

“We’ve made excellent progress this quarter with respect to our investments in Fenics and insurance brokerage. Our Fenics brokerage revenues grew by double digits for the second consecutive quarter. Fenics UST and Fenics GO, two of our newer fully electronic offerings, reached record levels of market share, and our insurance brokerage group is positioned to turn profitable for the fourth quarter and for the full year 2021”, said Howard W. Lutnick, Chairman and Chief Executive Officer of BGC.

“We believe the macro trends of accelerated adoption of electronic trading, record levels of global debt issuance, and a hardening insurance market will drive positive fundamentals for our businesses. In the third quarter, BGC generated strong revenue growth of 20 percent and 9 percent in its Fenics and insurance brokerage businesses, respectively.2

“As a result of these improvements, we expect to match last year’s fourth quarter Adjusted Earnings, even in this tougher market environment. We view our stock as being demonstrably undervalued as our earnings return to 2019 levels in the fourth quarter, while our current stock price is over 50 percent below where it was last year”.

Sean Windeatt, Chief Operating Officer of BGC, said: “Our Fenics business continued to demonstrate strength and resilience, outperforming a challenging macro trading backdrop in the third quarter. Fenics

[1]

U.S. Generally Accepted Accounting Principles is referred to as “GAAP”. “GAAP income before income taxes and noncontrolling interests” and “Adjusted Earnings before noncontrolling interests and taxes” may be used interchangeably with “GAAP pre-tax income” and “pre-tax Adjusted Earnings”, respectively. See the sections of this document including “Timing of Outlook for Certain GAAP and Non-GAAP Items”, “Non-GAAP Financial Measures”, “Adjusted Earnings Defined”, “Reconciliation of GAAP Income (Loss) from Operations before Income Taxes to Adjusted Earnings and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”, “Fully Diluted Weighted-Average Share Count under GAAP and for Adjusted Earnings”, “Adjusted EBITDA Defined”, “Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted EBITDA”, and “Liquidity Analysis”, including any footnotes to these sections, for the complete and updated definitions of these non-GAAP terms and how, when and why management uses them, as well as for the differences between results under GAAP and non-GAAP for the periods discussed herein. See section titled “Newmark Spin-Off” later in this document for information regarding the Spin-Off and BGC’s continuing operations.

[2]

Including interest and dividend income and other revenues, which are included in “Fees from related parties, interest and dividend income, and other revenues”, total revenues associated with insurance brokerage increased 8 percent in the third quarter of 2020.

UST and Fenics GO, two of our newer fully electronic offerings, reached record levels of market share in their respective markets. In the span of just two years, Fenics UST has rapidly grown its position to be the clear number two among central limit order book trading platforms with an estimated 13 percent market share in September. Fenics UST generated substantial growth year-over-year with notional volumes up by approximately 86 percent year-to-date compared to a 4 percent increase in overall primary dealer treasury volumes. Fenics UST is estimated to have saved our clients approximately $115 million since January 2019 by offering the tightest spreads in the market. As a result of our continued technological innovations and strong client support, we expect both volumes and market share to continue to outperform the overall market.3

“In addition, our Fenics GO fully electronic options trading platform more than tripled its volumes since the first quarter of 2020. Our Fenics GO platform went live in Euro Stoxx 50 options just over a year ago and live in Nikkei 225 options in the first quarter of this year. In this short time, we estimate Fenics GO now commands over 6 and 13 percent market share in Euro Stoxx 50 and Nikkei 225 front-month block-sized options, respectively.4

“Our data, software, and post-trade businesses, which are predominantly comprised of recurring revenue, grew by more than 17 percent. This strong performance was driven by Lucera’s Connect platform winning new SaaS client contracts and the acquisition of Algomi. Furthermore, our Capitalab business grew over 20 percent, driven by adoption of its Initial Margin Optimization product, and NDF Match’s continued market share growth. We have a strong pipeline of new and innovative products including LIBOR transition solutions and new rates and FX data sets, which leverage our market leading rates and FX franchises. We continue to expect double-digit growth across our data, software and post-trade businesses”.

Steve Bisgay, Chief Financial Officer of BGC, said: “Our insurance brokerage group grew its revenues by 9 percent this quarter driven by new hires in aviation and reinsurance.5 We expect around 20 percent top-line growth next quarter to over $50 million as previous front office hires and newly launched business lines increase productivity. Furthermore, our insurance brokerage group has reached a size and scale where we expect it to be profitable for the fourth quarter and improve BGC’s bottom line by over $25 million in 2021 compared to 2020.

Mr. Bisgay concluded: “As we expand our product offerings, optimize our commercial agreements, and add new clients across our electronic platforms, we continue to expect profitability in our newer Fenics stand-alone businesses, which includes Fenics UST, Fenics GO, and Lucera, to improve by $40 million and collectively break-even next year.6 This improvement, combined with the $25 million improvement in insurance brokerage profitability, will drive overall pre-tax Adjusted Earnings and Adjusted EBITDA at least $65 million higher in 2021, all else equal, which is $15 million more than we expected last quarter”.

Dividend Information

On October 27, 2020, BGC Partners’ Board of Directors declared a quarterly qualified cash dividend of $0.01 per share payable on December 1, 2020 to Class A and Class B common stockholders of record as of November 17, 2020. The ex-dividend date will be November 16, 2020.

[3]

Central limit order book (“CLOB”) market share is based on data from Greenwich Associates and BGC’s internal estimates. Including these CLOB platforms as well as those using other fully electronic US Treasury trading protocols, Fenics UST increased its overall market share from 4.3 percent to 5.8 percent year-on-year in September 2020, per Greenwich Associates. Primary dealer volumes are based on data from the Securities Industry and Financial Markets Association (“SIFMA”). BGC internal estimates based on savings per tick (1/16 of 1/32 = $19.53125) adjusted for tenor multiplied by the quantity of the trade (single counted).

[4]

GO’s market share is based on estimated Euro Stoxx 50 and Nikkei 225 IDB block-sized transactions for “front-month” option volume, which refers to the nearest expiration date for an options contract (within 32 days of expiration).

[5]

Including interest and dividend income and other revenues, which are included in “Fees from related parties, interest and dividend income, and other revenues”, total revenues associated with insurance brokerage increased 8 percent in the third quarter of 2020.

[6]

BGC may refer to “net investment costs”, which are the pre-tax losses for certain Fenics stand-alone businesses, or their revenues less expenses and before taxes. These stand-alone businesses include Fenics UST, Lucera, Algomi, Fenics GO, Capitalab’s SGX Nikkei 225 options compression service, and recently developed Fenics FX trading platforms.The net investment costs relating to these products and services was more than $55 million in full year 2019.

Possible Corporation Conversion7

The Company continues to explore a possible conversion into a simpler corporate structure. An important factor will be any significant change in taxation policy in any of the major jurisdictions in which the Company operates and its stakeholders reside, particularly the United States whose tax policies are likely to be affected by the outcome of the elections on November 3rd. This quarter, the Company will continue to work with regulators, lenders, and rating agencies regarding any possible conversion, and BGC’s board committees will review potential transaction arrangements.

Online Availability of Investor Presentation and Additional Financial Information

An investor presentation as well as Excel versions of the tables at the end of this document are available for download at http://ir.bgcpartners.com. The Excel tables and presentation contain the results discussed in this document as well as other useful information that may not be contained herein. Please see the sections titled “Impact of COVID-19 on Employees” and “Impact of COVID-19 on the Company’s Results” in the Company’s most recent report on Form 10-Q for the impact of the pandemic on the Company’s employees, clients, and results.

Discussion of Financial Results

The combined impact of continued investment in BGC’s stand-alone Fenics offerings and insurance brokerage business lowered GAAP pre-tax income by $18.4 million and $15.8 million, in the third quarters of 2020 and 2019, respectively. GAAP pre-tax income and Adjusted EBITDA also reflect $2.5 million of charges related to cost savings initiatives recorded in the third quarter of 2020.

Revenues

BGC’s brokerage revenues are driven mainly by secondary trading volumes in the markets in which it transacts.8 BGC’s brokerage revenues are generally not correlated with trading results at global investment banks, which capture bid/ask spreads and mark-to-market asset price movements.

Fenics net revenues increased 19 percent driven by double-digit growth in electronic brokerage and data, software, and post-trade. BGC’s insurance brokerage business benefitted from favorable pricing trends and improved productivity from previously hired brokers and salespeople. BGC continued its focus on optimizing its front office headcount and reducing expenses in less profitable businesses, which lowered revenues in the short-term, but is expected to increase profitability going forward. In addition, the Company’s rates, FX, credit, and equities businesses were adversely impacted by lower year-on-year secondary trading volumes in certain markets during the quarter, while historically low prices across energy and commodities reduced demand for underlying product hedges.9 As a reminder, BGC’s equity business primarily consists of equity derivatives, so the Company has renamed the revenue line item Equity derivatives and cash equities.

[7]	BGC may refer to its current corporate structure as an “UP-C”, which stands for Umbrella Partnership/C-Corporation.
[8]	For more information, please see slide “Correlation Between BGC’s Brokerage Revenues and Certain Industry Metrics” in the accompanying 3Q2020 financial results presentation.
[9]

Industry rates volumes include CME interest rate futures and options, Deutsche Börse (Eurex) European interest rate derivatives, FIA SEF non-forward rate agreement IRS, ICE short-term and medium & L-T interest rates, ISDA interest rate derivatives, LSE’s MTS Cash, MarketAxess U.S. government bonds (which represents U.S. Treasury volumes on LiquidityEdge), Nasdaq U.S. fixed income, NEX (CME) U.S. Treasuries, and Tradeweb U.S. government bonds. Industry foreign exchange volumes include CBOE Hotspot (spot) FX, CLS forward, swap, and spot FX, CME FX futures and options, Deutsche Börse FX (360T), Euronext FX (Fastmatch), FIA SEF FX products, NEX (CME) EBS spot FX, and Refinitiv FX spot volume and other volume. Industry credit derivatives volumes include FIA CDS and options, ISDA credit derivatives, and Tradeweb credit derivatives. Eurex European equity derivatives volumes were 25% lower in the third quarter of 2020 compared to the year ago period, while Euronext Equity Derivative Index volumes declined by 22%.

Consolidated Revenues (USD millions)	3Q20	3Q19	Change
Rates	$119.3	$156.8	(23.9)%
Foreign exchange	73.3	86.5	(15.3)%
Credit	68.1	72.4	(6.0)%
Energy and commodities	65.9	73.0	(9.8)%
Equity derivatives and cash equities	47.4	57.0	(16.8)%
Insurance	43.3	39.7	9.0%
Total brokerage revenues	417.2	485.3	(14.0)%
Data, software, and post-trade	21.5	18.4	17.2%
Fees from related parties, interest and dividend income, and other revenues	16.3	17.5	(6.7)%
Total revenues	455.0	521.1	(12.7)%

Revenues from Fenics are presented in the table below. Additional detail on overall Fenics revenues are available in the supplemental Excel financial tables that accompany this press release at http://ir.bgcpartners.com. “Brokerage revenues” include revenues from Fenics Integrated from the second quarter of 2020 onward. Inter-company revenues represent the amount that Fenics charges certain desks for the use of its technology and are eliminated upon consolidation.

Fenics Revenues (USD millions)	3Q20	3Q19	Change
Brokerage revenues	$58.0	$48.5	19.7%
Data, software, and post-trade revenues	21.5	18.4	17.2%
Fenics net revenues	79.5	66.8	19.0%
Data, software, and post-trade revenues (inter-company)	14.1	20.2	(30.5)%
Total Fenics revenues	93.6	87.1	7.5%

Consolidated Expenses10

Consolidated Expenses (USD millions)	3Q20	3Q19	Change
Compensation and employee benefits under GAAP	$244.2	$278.5	(12.3)%
Equity-based compensation and allocations of net income to limited partnership units and FPUs	33.0	40.3	(18.2)%
Non-compensation expenses under GAAP	155.4	197.1	(21.2)%
Total expenses under GAAP	432.6	516.0	(16.2)%

Compensation and employee benefits for Adjusted Earnings	241.4	277.0	(12.9)%
Non-compensation expenses for Adjusted Earnings	146.9	159.2	(7.7)%
Total expenses for Adjusted Earnings	388.3	436.2	(11.0)%

BGC remains focused on optimizing its cost base to improve margins. The Company’s compensation expenses under GAAP and Adjusted Earnings decreased in the third quarter of 2020 as a result of lower commissionable revenues as well as the $35 million cost reduction program. Compensation expenses under GAAP reflect $2.5 million of charges related to this program. BGC’s non-compensation expenses decreased primarily due to lower selling and promotion and previously disclosed settlements in the third quarter of 2019 recorded in GAAP other expenses. The decline in selling and promotion expenses was due to a continued focus on tighter cost management as well as the impact of the COVID-19 pandemic. The decrease in these expenses was partially offset by an increase in interest expense, driven by the $300 million 3.750%

[10]

For additional information on “Equity-based compensation and allocations of net income to limited partnership units and FPUs”, please see the section of this document titled “Adjusted Earnings Defined” and the footnotes to the table titled “Reconciliation of GAAP Income (Loss) from Operations before Income Taxes to Adjusted Earnings and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”.

Senior Notes due 2024 and the $300 million 4.375% Senior Notes due 2025, less lower interest expense on the Company’s revolving credit facility, which was repaid in full during the third quarter.

Taxes and Noncontrolling Interest

Taxes and Noncontrolling Interest (USD millions)	3Q20	3Q19	Change
GAAP provision for income taxes	$3.8	$6.2	(38.9)%
Provision for income taxes for Adjusted Earnings	8.0	10.1	(21.1)%
GAAP net income (loss) attributable to noncontrolling interest in subsidiaries	5.5	6.1	(8.9)%
Net income (loss) attributable to noncontrolling interest in subsidiaries for Adjusted Earnings	(0.7)	0.3	NMF

Taxes and noncontrolling interest tend to move in line with the Company’s earnings.

Consolidated Share Count11

Consolidated Share Count (USD millions)	3Q20	3Q19	Change	2Q20
Fully diluted weighted-average share count under GAAP	549.2	346.1	58.7%	546.1
Fully diluted weighted-average share count for Adjusted Earnings	549.2	528.4	3.9%	546.1
Fully diluted spot share count under GAAP and Adjusted Earnings	548.1	528.4	3.7%	546.2

BGC’s fully diluted spot share count increased by 0.3 percent sequentially. BGC’s fully diluted weighted-average share count under GAAP may differ from the fully diluted weighted-average share count for Adjusted Earnings to avoid anti-dilution in certain periods. This also impacts GAAP net income (loss) for fully diluted shares for such periods. The Company expects to use relatively more cash with respect to compensation and acquisitions to minimize dilution. BGC continues to expect its 2020 year-end fully diluted share count to increase by approximately 4 percent year-on-year to around 550 million.

Select Balance Sheet Data12

Select Balance Sheet Data (USD millions except per share data)	September 30, 2020	December 31, 2019
Cash and cash equivalents	$492.3	$415.4
Liquidity	549.1	473.2
Notes payable and other borrowings	1,318.5	1,142.7
Book value per share	2.02	1.94
Total capital	825.9	767.4

The quarter-end balance sheet figures reflect the issuance of $300 million of 4.375% Senior Notes due 2025,13 the Company paying down its revolving credit facility in full, $44 million of tendered 5.125% Senior Notes due 2021,14 and ordinary movements in working capital.

[11]	“Spot” is used interchangeably with the end-of-period share count.
[12]

The Company considers liquidity to be comprised of the sum of cash and cash equivalents, reverse repurchase agreements (if any), securities owned, and marketable securities, less securities lent out in securities loaned transactions and repurchase agreements (if any). “Cash segregated under regulatory requirements” is not included in liquidity. For more information regarding Liquidity, see the section of this document and/or the Company’s most recent financial results press release titled “Liquidity Analysis”, including any footnotes to the same, for details about how BGC’s non-GAAP results are reconciled to those under GAAP. The Company considers liquidity to be an important metric for determining the amount of cash that is available or that could be readily available to the Company on short notice. The Company defines net debt as notes payable and other borrowings less liquidity. Total capital is defined as redeemable partnership interest, total stockholders' equity and noncontrolling interest in subsidiaries.

[13]

For more information, see the July 13, 2020 press release titled “BGC Completes Offering Of $300 Million Of 4.375% Senior Notes” and the corresponding Securities and Exchange Commission filing on Form 8-K made on July 14, 2020.

[14]

For more information, see the August 12, 2020 press release titled “BGC Announces The Expiration Of The Tender Offer For Any And All Of Its $300 Million Outstanding 5.125% Senior Notes Due 2021” and the corresponding Securities and Exchange Commission filing on Form 8-K made on the same day.

Outlook

BGC’s revenues were 4.4 percent lower year-on-year for the first 17 trading days of the fourth quarter of 2020. The Company is beginning to see evidence of a return to growth. For example, in the first 17 trading days of the fourth quarter of 2020, Asia Pacific revenues increased approximately 5 percent, and continental Europe was up over 10 percent, representing BGC’s first regional increases in revenues since the start of the pandemic.

Metric (USD millions)	Guidance	Actual
	4Q20	4Q19
Revenues	$440-490	$487.2
Pre-tax Adjusted Earnings	$65-85	$73.2
	FY 2020	FY 2019
Adjusted Earnings Tax Rate (%)	10-12%	11.4%

BGC expects to update its quarterly outlook towards the end of December 2020.

BGC Conference Call and Investor Presentation

BGC will host a conference call on the date of this release at 11:00 a.m. ET to discuss these results. A webcast of the call, along with an investor presentation summarizing BGC’s consolidated non-GAAP results, will be accessible via the following sites:

http://ir.bgcpartners.com (PDF version of the full press release, PDF of a quarterly results investor presentation, and supplemental Excel financial tables)
http://ir.bgcpartners.com/news-releases (PDF version of the full press release, PDF of a quarterly results investor presentation, and supplemental Excel financial tables)
http://bgcpartners.com/category/bgc-releases/ (PDF only)

Participants are encouraged to pre-register for the conference call to gain immediate access to the call and bypass the live operator. Pre-registration may be completed at any time by accessing the pre-registration link on BGC Partners’ Investor Relations website, http://ir.bgcpartners.com, or by navigating to https://dpregister.com/sreg/10148604/da5cfccb0c.

Participants who have not pre-registered may join the call using the following information. Please note that those who do not pre-register may experience greater than normal wait times before being able to join the live call.

LIVE CALL

Date - Start Time:	10/28/2020 at 11:00 a.m. ET
U.S. Dial In:	1-866-270-1533
International Dial In:	1-412-317-0797
Passcode:	1014-8604

REPLAY

Available From – To:	10/28/2020 2:00 p.m. ET – 11/4/2020 11:59 p.m. ET
U.S. Dial In:	1-877-344-7529
International Dial In:	1-412-317-0088
Passcode:	1014-8604

A webcast replay of the conference call is expected to be accessible at http://ir.bgcpartners.com within 24 hours of the live call and will be available for 365 days following the call. Additionally, call participants may dial in with the following information:

(Note: If clicking on the above links does not open a new web page, you may need to cut and paste the above URLs into your browser's address bar.)

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except per share data)

(unaudited)

	September 30,	December 31,
	2020	2019
Assets
Cash and cash equivalents	$492,303	$415,379
Cash segregated under regulatory requirements	244,230	220,735
Securities owned	58,547	57,525
Marketable securities	303	14,228
Receivables from broker-dealers, clearing organizations, customers and related broker-dealers	1,140,121	551,445
Accrued commissions and other receivables, net	689,045	778,415
Loans, forgivable loans and other receivables from employees and partners, net	401,633	315,590
Fixed assets, net	218,654	204,841
Investments	40,169	40,349
Goodwill	553,688	553,745
Other intangible assets, net	291,339	303,224
Receivables from related parties	14,246	14,273
Other assets	450,007	446,371
Total assets	$4,594,285	$3,916,120

Liabilities, Redeemable Partnership Interest, and Equity
Short-term borrowings	$3,546	$4,962
Repurchase agreements	2,089	—
Securities loaned	—	13,902
Accrued compensation	212,561	215,085
Payables to broker-dealers, clearing organizations, customers and related broker-dealers	988,329	416,566
Payables to related parties	45,750	72,497
Accounts payable, accrued and other liabilities	1,197,615	1,283,046
Notes payable and other borrowings	1,318,490	1,142,687
Total liabilities	3,768,380	3,148,745
Redeemable partnership interest	23,280	23,638

Equity
Stockholders' equity:
Class A common stock, par value $0.01 per share; 750,000 shares authorized;
365,842 and 358,440 shares issued at September 30, 2020 and December 31,
2019, respectively; and 315,315 and 307,915 shares outstanding at
September 30, 2020 and December 31, 2019, respectively	3,658	3,584
Class B common stock, par value $0.01 per share; 150,000 shares authorized;
45,884 shares issued and outstanding at each of September 30, 2020 and
December 31, 2019, convertible into Class A common stock	459	459
Additional paid-in capital	2,317,706	2,271,947
Treasury stock, at cost: 50,527 and 50,525 shares of Class A common stock at	(315,313)	(315,308)
September 30, 2020 and December 31, 2019, respectively
Retained deficit	(1,237,657)	(1,241,754)
Accumulated other comprehensive income (loss)	(39,405)	(33,102)
Total stockholders' equity	729,448	685,826
Noncontrolling interest in subsidiaries	73,177	57,911
Total equity	802,625	743,737
Total liabilities, redeemable partnership interest and equity	$4,594,285	$3,916,120

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Revenues:	2020	2019	2020	2019
Commissions	$352,027	$409,765	$1,190,522	1,262,921
Principal transactions	65,182	75,536	277,946	250,198
Total brokerage revenues	417,209	485,301	1,468,468	1,513,119

Fees from related parties	8,814	8,208	20,897	21,224
Data, software and post-trade	21,523	18,364	61,060	55,015
Interest and dividend income	2,418	3,976	13,115	15,454
Other revenues	5,075	5,288	13,754	12,263
Total revenues	455,039	521,137	1,577,294	1,617,075

Expenses:
Compensation and employee benefits	244,240	278,544	872,426	856,615
Equity-based compensation and allocations of net income
to limited partnership units and FPUs	33,007	40,330	103,030	96,223
Total compensation and employee benefits	277,247	318,874	975,456	952,838
Occupancy and equipment	45,224	44,709	143,545	135,820
Fees to related parties	7,610	7,123	18,239	16,507
Professional and consulting fees	15,637	21,262	55,398	64,614
Communications	30,088	29,882	91,133	90,267
Selling and promotion	5,943	20,320	31,276	60,213
Commissions and floor brokerage	12,933	15,831	45,730	47,240
Interest expense	19,488	15,258	54,279	43,441
Other expenses	18,458	42,757	59,145	88,537
Total non-compensation expenses	155,381	197,142	498,745	546,639
Total expenses	432,628	516,016	1,474,201	1,499,477

Other income (losses), net:
Gains (losses) on divestitures and sale of investments	(9)	—	(9)	18,435
Gains (losses) on equity method investments	1,527	1,530	3,669	3,051
Other income (loss)	4,779	2,095	(107)	23,491
Total other income (losses), net	6,297	3,625	3,553	44,977

Income (loss) from operations before income taxes	28,708	8,746	106,646	162,575

Provision (benefit) for income taxes	3,778	6,186	21,125	51,076
Consolidated net income (loss)	$24,930	$2,560	$85,521	$111,499

Less: Net income (loss) attributable to noncontrolling interest in subsidiaries	5,549	6,089	23,727	39,549

Net income (loss) available to common stockholders	$19,381	$(3,529)	$61,794	$71,950

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

Continued

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Per share data:
Basic earnings (loss) per share
Net income (loss) available to common stockholders	$19,381	$(3,529)	$61,794	$71,950
Basic earnings (loss) per share	$0.05	$(0.01)	$0.17	$0.21
Basic weighted-average shares of common stock outstanding	363,244	346,060	360,629	341,940

Fully diluted earnings (loss) per share
Net income (loss) for fully diluted shares	$29,575	$(3,529)	$90,270	$108,378
Fully diluted earnings (loss) per share	$0.05	$(0.01)	$0.17	$0.21
Fully diluted weighted-average shares of common stock outstanding	549,244	346,060	544,475	523,218

Non-GAAP Financial Measures

This document contains non-GAAP financial measures that differ from the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). Non-GAAP financial measures used by the Company include “Adjusted Earnings before noncontrolling interests and taxes”, which is used interchangeably with “pre-tax Adjusted Earnings”; “Post-tax Adjusted Earnings to fully diluted shareholders”, which is used interchangeably with “post-tax Adjusted Earnings”; “Adjusted EBITDA”; and “Liquidity”. The definitions of these terms are below.

Adjusted Earnings Defined

BGC uses non-GAAP financial measures, including “Adjusted Earnings before noncontrolling interests and taxes” and “Post-tax Adjusted Earnings to fully diluted shareholders”, which are supplemental measures of operating results used by management to evaluate the financial performance of the Company and its consolidated subsidiaries. BGC believes that Adjusted Earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers when managing its business.

As compared with “Income (loss) from operations before income taxes” and “Net income (loss) for fully diluted shares”, both prepared in accordance with GAAP, Adjusted Earnings calculations primarily exclude certain non-cash items and other expenses that generally do not involve the receipt or outlay of cash by the Company and/or which do not dilute existing stockholders. In addition, Adjusted Earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary results of BGC. Adjusted Earnings is calculated by taking the most comparable GAAP measures and adjusting for certain items with respect to compensation expenses, non-compensation expenses, and other income, as discussed below.

Calculations of Compensation Adjustments for Adjusted Earnings and Adjusted EBITDA

Treatment of Equity-Based Compensation Line Item for Adjusted Earnings and Adjusted EBITDA

The Company’s Adjusted Earnings and Adjusted EBITDA measures exclude all GAAP charges included in the line item “Equity-based compensation and allocations of net income to limited partnership units and FPUs” (or “equity-based compensation” for purposes of defining the Company’s non-GAAP results) as recorded on the Company’s GAAP Consolidated Statements of Operations and GAAP Consolidated Statements of Cash Flows. These GAAP equity-based compensation charges reflect the following items:

*

Charges with respect to grants of exchangeability, which reflect the right of holders of limited partnership units with no capital accounts, such as LPUs and PSUs, to exchange these units into shares of common stock, or into partnership units with capital accounts, such as HDUs, as well as cash paid with respect to taxes withheld or expected to be owed by the unit holder upon such exchange. The withholding taxes related to the exchange of certain non-exchangeable units without a capital account into either common shares or units with a capital account may be funded by the redemption of preferred units such as PPSUs.

*

Charges with respect to preferred units. Any preferred units would not be included in the Company’s fully diluted share count because they cannot be made exchangeable into shares of common stock and are entitled only to a fixed distribution. Preferred units are granted in connection with the grant of certain limited partnership units that may be granted exchangeability or redeemed in connection with the grant of shares of common stock at ratios designed to cover any withholding taxes expected to be paid. This is an alternative to the common practice among public companies of issuing the gross amount of shares to employees, subject to cashless withholding of shares, to pay applicable withholding taxes.

*

GAAP equity-based compensation charges with respect to the grant of an offsetting amount of common stock or partnership units with capital accounts in connection with the redemption of non-exchangeable units, including PSUs and LPUs.

*	Charges related to amortization of RSUs and limited partnership units.

*	Charges related to grants of equity awards, including common stock or partnership units with capital accounts.
*	Allocations of net income to limited partnership units and FPUs. Such allocations represent the pro-rata portion of post-tax GAAP earnings available to such unit holders.

The amounts of certain quarterly equity-based compensation charges are based upon the Company’s estimate of such expected charges during the annual period, as described further below under “Methodology for Calculating Adjusted Earnings Taxes.”

Virtually all of BGC’s key executives and producers have equity or partnership stakes in the Company and its subsidiaries and generally receive deferred equity or limited partnership units as part of their compensation. A significant percentage of BGC’s fully diluted shares are owned by its executives, partners and employees. The Company issues limited partnership units as well as other forms of equity-based compensation, including grants of exchangeability into shares of common stock, to provide liquidity to its employees, to align the interests of its employees and management with those of common stockholders, to help motivate and retain key employees, and to encourage a collaborative culture that drives cross-selling and revenue growth.

All share equivalents that are part of the Company’s equity-based compensation program, including REUs, PSUs, LPUs, HDUs, and other units that may be made exchangeable into common stock, as well as RSUs (which are recorded using the treasury stock method), are included in the fully diluted share count when issued or at the beginning of the subsequent quarter after the date of grant. Generally, limited partnership units other than preferred units are expected to be paid a pro-rata distribution based on BGC’s calculation of Adjusted Earnings per fully diluted share. However, out of an abundance of caution and in order to strengthen the Company’s balance sheet due the uncertain macroeconomic conditions with respect to the COVID-19 pandemic, BGC Holdings, L.P. has reduced its distributions of income from the operations of BGC’s businesses to its partners.

Compensation charges are also adjusted for certain other cash and non-cash items, including those related to the amortization of GFI employee forgivable loans granted prior to the closing of the January 11, 2016 back-end merger with GFI.

Certain Other Compensation-Related Adjustments for Adjusted Earnings

BGC also excludes various other GAAP items that management views as not reflective of the Company’s underlying performance in a given period from its calculation of Adjusted Earnings. These may include compensation-related items with respect to cost-saving initiatives, such as severance charges incurred in connection with headcount reductions as part of broad restructuring and/or cost savings plans.

Calculation of Non-Compensation Adjustments for Adjusted Earnings

Adjusted Earnings calculations may also exclude items such as:

*	Non-cash GAAP charges related to the amortization of intangibles with respect to acquisitions;
*	Acquisition related costs;
*	Certain rent charges;
*	Non-cash GAAP asset impairment charges; and
*

Various other GAAP items that management views as not reflective of the Company’s underlying performance in a given period, including non-compensation-related charges incurred as part of broad restructuring and/or cost savings plans. Such GAAP items may include charges for exiting leases and/or other long-term contracts as part of cost-saving initiatives, as well as non-cash impairment charges related to assets, goodwill and/or intangibles created from acquisitions.

Calculation of Adjustments for Other (income) losses for Adjusted Earnings

Adjusted Earnings calculations also exclude certain other non-cash, non-dilutive, and/or non-economic items, which may, in some periods, include:

*	Gains or losses on divestitures;
*	Fair value adjustment of investments;
*	Certain other GAAP items, including gains or losses related to BGC's investments accounted for under the equity method; and
*	Any unusual, one-time, non-ordinary, or non-recurring gains or losses.

Methodology for Calculating Adjusted Earnings Taxes

Although Adjusted Earnings are calculated on a pre-tax basis, BGC also reports post-tax Adjusted Earnings to fully diluted shareholders. The Company defines post-tax Adjusted Earnings to fully diluted shareholders as pre-tax Adjusted Earnings reduced by the non-GAAP tax provision described below and net income (loss) attributable to noncontrolling interest for Adjusted Earnings.

The Company calculates its tax provision for post-tax Adjusted Earnings using an annual estimate similar to how it accounts for its income tax provision under GAAP. To calculate the quarterly tax provision under GAAP, BGC estimates its full fiscal year GAAP income (loss) from operations before income taxes and noncontrolling interests in subsidiaries and the expected inclusions and deductions for income tax purposes, including expected equity-based compensation during the annual period. The resulting annualized tax rate is applied to BGC’s quarterly GAAP income (loss) from operations before income taxes and noncontrolling interests in subsidiaries. At the end of the annual period, the Company updates its estimate to reflect the actual tax amounts owed for the period.

To determine the non-GAAP tax provision, BGC first adjusts pre-tax Adjusted Earnings by recognizing any, and only, amounts for which a tax deduction applies under applicable law. The amounts include charges with respect to equity-based compensation; certain charges related to employee loan forgiveness; certain net operating loss carryforwards when taken for statutory purposes; and certain charges related to tax goodwill amortization. These adjustments may also reflect timing and measurement differences, including treatment of employee loans; changes in the value of units between the dates of grants of exchangeability and the date of actual unit exchange; variations in the value of certain deferred tax assets; and liabilities and the different timing of permitted deductions for tax under GAAP and statutory tax requirements.

After application of these adjustments, the result is the Company’s taxable income for its pre-tax Adjusted Earnings, to which BGC then applies the statutory tax rates to determine its non-GAAP tax provision. BGC views the effective tax rate on pre-tax Adjusted Earnings as equal to the amount of its non-GAAP tax provision divided by the amount of pre-tax Adjusted Earnings.

Generally, the most significant factor affecting this non-GAAP tax provision is the amount of charges relating to equity-based compensation. Because the charges relating to equity-based compensation are deductible in accordance with applicable tax laws, increases in such charges have the effect of lowering the Company’s non-GAAP effective tax rate and thereby increasing its post-tax Adjusted Earnings.

BGC incurs income tax expenses based on the location, legal structure and jurisdictional taxing authorities of each of its subsidiaries. Certain of the Company’s entities are taxed as U.S. partnerships and are subject to the Unincorporated Business Tax (“UBT”) in New York City. Any U.S. federal and state income tax liability or benefit related to the partnership income or loss, with the exception of UBT, rests with the unit holders rather than with the partnership entity. The Company’s consolidated financial statements include U.S. federal, state, and local income taxes on the Company’s allocable share of the U.S. results of operations. Outside of the U.S., BGC is expected to operate principally through subsidiary corporations subject to local income taxes. For these reasons, taxes for Adjusted Earnings are expected to be presented to show the tax provision the consolidated Company would expect to pay if 100 percent of earnings were taxed at global corporate rates.

Calculations of Pre- and Post-Tax Adjusted Earnings per Share

BGC’s pre- and post-tax Adjusted Earnings per share calculations assume either that:

*	The fully diluted share count includes the shares related to any dilutive instruments, but excludes the associated expense, net of tax, when the impact would be dilutive; or
*	The fully diluted share count excludes the shares related to these instruments, but includes the associated expense, net of tax.

The share count for Adjusted Earnings excludes certain shares and share equivalents expected to be issued in future periods but not yet eligible to receive dividends and/or distributions. Each quarter, the dividend payable to BGC’s stockholders, if any, is expected to be determined by the Company’s Board of Directors with reference to a number of factors, including post-tax Adjusted Earnings per share. BGC may also pay a pro-rata distribution of net income to limited partnership units, as well as to Cantor for its noncontrolling interest. The amount of this net income, and therefore of these payments per unit, would be determined using the above definition of Adjusted Earnings per share on a pre-tax basis.

The declaration, payment, timing, and amount of any future dividends payable by the Company will be at the discretion of its Board of Directors using the fully diluted share count. For more information on any share count adjustments, see the table titled “Fully Diluted Weighted-Average Share Count under GAAP and for Adjusted Earnings”.

Management Rationale for Using Adjusted Earnings

BGC’s calculation of Adjusted Earnings excludes the items discussed above because they are either non-cash in nature, because the anticipated benefits from the expenditures are not expected to be fully realized until future periods, or because the Company views results excluding these items as a better reflection of the underlying performance of BGC’s ongoing operations. Management uses Adjusted Earnings in part to help it evaluate, among other things, the overall performance of the Company’s business, to make decisions with respect to the Company’s operations, and to determine the amount of dividends payable to common stockholders and distributions payable to holders of limited partnership units. Dividends payable to common stockholders and distributions payable to holders of limited partnership units are included within “Dividends to stockholders” and “Earnings distributions to limited partnership interests and noncontrolling interests,” respectively, in our unaudited, condensed, consolidated statements of cash flows.

The term “Adjusted Earnings” should not be considered in isolation or as an alternative to GAAP net income (loss). The Company views Adjusted Earnings as a metric that is not indicative of liquidity, or the cash available to fund its operations, but rather as a performance measure. Pre- and post-tax Adjusted Earnings, as well as related measures, are not intended to replace the Company’s presentation of its GAAP financial results. However, management believes that these measures help provide investors with a clearer understanding of BGC’s financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that the GAAP and Adjusted Earnings measures of financial performance should be considered together.

For more information regarding Adjusted Earnings, see the sections of this document and/or the Company’s most recent financial results press release titled “Reconciliation of GAAP Income (Loss) from Operations before Income Taxes to Adjusted Earnings and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”, including the related footnotes, for details about how BGC’s non-GAAP results are reconciled to those under GAAP.

Adjusted EBITDA Defined

BGC also provides an additional non-GAAP financial performance measure, “Adjusted EBITDA”, which it defines as GAAP “Net income (loss) available to common stockholders”, adjusted to add back the following items:

*	Provision (benefit) for income taxes;
*	Net income (loss) attributable to noncontrolling interest in subsidiaries;
*	Interest expense;
*	Fixed asset depreciation and intangible asset amortization;
*	Equity-based compensation and allocations of net income to limited partnership units and FPUs;
*	Impairment of long-lived assets;
*	(Gains) losses on equity method investments; and
*	Certain other non-cash GAAP items, such as non-cash charges of amortized rents incurred by the Company for its new UK based headquarters.

The Company’s management believes that its Adjusted EBITDA measure is useful in evaluating BGC’s operating performance, because the calculation of this measure generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses this measure to evaluate operating performance and for other discretionary purposes. BGC believes that Adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company’s financial results and operations.

Since BGC’s Adjusted EBITDA is not a recognized measurement under GAAP, investors should use this measure in addition to GAAP measures of net income when analyzing BGC’s operating performance. Because not all companies use identical EBITDA calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, Adjusted EBITDA is not intended to be a measure of free cash flow or GAAP cash flow from operations because the Company’s Adjusted EBITDA does not consider certain cash requirements, such as tax and debt service payments.

For more information regarding Adjusted EBITDA, see the section of this document and/or the Company’s most recent financial results press release titled “Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted EBITDA”, including the footnotes to the same, for details about how BGC’s non-GAAP results are reconciled to those under GAAP.

Timing of Outlook for Certain GAAP and Non-GAAP Items

BGC anticipates providing forward-looking guidance for GAAP revenues and for certain non-GAAP measures from time to time. However, the Company does not anticipate providing an outlook for other GAAP results. This is because certain GAAP items, which are excluded from Adjusted Earnings and/or Adjusted EBITDA, are difficult to forecast with precision before the end of each period. The Company therefore believes that it is not possible for it to have the required information necessary to forecast GAAP results or to quantitatively reconcile GAAP forecasts to non-GAAP forecasts with sufficient precision without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The relevant items that are difficult to predict on a quarterly and/or annual basis with precision and may materially impact the Company’s GAAP results include, but are not limited, to the following:

*	Certain equity-based compensation charges that may be determined at the discretion of management throughout and up to the period-end;
*	Unusual, one-time, non-ordinary, or non-recurring items;

*

The impact of gains or losses on certain marketable securities, as well as any gains or losses related to associated mark-to- market movements and/or hedging. These items are calculated using period-end closing prices;

*	Non-cash asset impairment charges, which are calculated and analyzed based on the period-end values of the underlying assets. These amounts may not be known until after period-end;
*	Acquisitions, dispositions and/or resolutions of litigation, which are fluid and unpredictable in nature.

Liquidity Defined

BGC may also use a non-GAAP measure called “liquidity”. The Company considers liquidity to be comprised of the sum of cash and cash equivalents, reverse repurchase agreements (if any), securities owned, and marketable securities, less securities lent out in securities loaned transactions and repurchase agreements (if any). The Company considers liquidity to be an important metric for determining the amount of cash that is available or that could be readily available to the Company on short notice.

For more information regarding Liquidity, see the section of this document and/or the Company’s most recent financial results press release titled “Liquidity Analysis”, including any footnotes to the same, for details about how BGC’s non-GAAP results are reconciled to those under GAAP.

BGC PARTNERS, INC.

RECONCILIATION OF GAAP INCOME (LOSS) FROM OPERATIONS BEFORE INCOME TAXES TO ADJUSTED EARNINGS AND GAAP FULLY DILUTED EPS TO POST-TAX ADJUSTED EPS

(in thousands, except per share data)

(unaudited)

	Q3 2020	Q3 2019
GAAP income (loss) from operations before income taxes	$28,708	$8,746

Pre-tax adjustments:

Compensation adjustments:
Equity-based compensation and allocations of net income to limited partnership units and FPUs (1)	33,007	40,330
Other Compensation charges (2)	2,871	1,531
Total Compensation adjustments	35,878	41,861

Non-Compensation adjustments:
Amortization of intangibles (3)	7,204	7,572
Acquisition related costs	(26)	197
Certain rent charges (4)	—	1,875
Impairment charges	84	354
Other (5)	1,188	28,000
Total Non-Compensation adjustments	8,450	37,998

Other income (losses), net adjustments:
Losses (gains) on divestitures	9	—
Fair value adjustment of investments	990	25
Other net (gains) losses (6)	(4,845)	(970)
Total other income (losses), net adjustments	(3,846)	(945)

Total pre-tax adjustments	40,482	78,914

Adjusted Earnings before noncontrolling interest in subsidiaries and taxes	$69,190	$87,660

GAAP net income (loss) available to common stockholders	$19,381	$(3,529)
Allocation of net income (loss) to noncontrolling interest in subsidiaries (7)	6,228	5,839
Total pre-tax adjustments (from above)	40,482	78,912
Income tax adjustment to reflect adjusted earnings taxes (8)	(4,179)	(3,895)

Post-tax adjusted earnings	$61,912	$77,327

Per Share Data

GAAP fully diluted earnings (loss) per share	$0.05	$(0.01)

Less: Allocations of net income (loss) to limited partnership units, FPUs, and noncontrolling interest in subsidiaries, net of tax	—	0.02
Total pre-tax adjustments (from above)	0.07	0.15
Income tax adjustment to reflect adjusted earnings taxes	(0.01)	(0.01)

Post-tax adjusted earnings per share	0.11	0.15

Fully diluted weighted-average shares of common stock outstanding	549,244	528,396

Dividends declared per share of common stock	$0.01	$0.14
Dividends declared and paid per share of common stock	$0.01	$0.14

Please see footnotes to this table on the next page.

(1) The components of equity-based compensation and allocations of net income to limited partnership units and FPUs are as follows (in thousands):

	Q3 2020	Q3 2019
Issuance of common stock and exchangeability expenses	$3,554	$24,245
Allocations of net income	8,213	10,273
LPU amortization	18,455	4,213
RSU amortization	2,785	1,599
Equity-based compensation and allocations of net income to limited partnership units and FPUs	$33,007	$40,330

(2) GAAP expenses in the third quarter of 2020 included certain one-off costs associated with the cost reduction program of $1.6 million in addition to certain loan impairments related to the cost reduction program of $0.9 million. GAAP expenses in the third quarter of 2020 and 2019 included certain acquisition-related compensation expenses of $0.5 million and $1.4 million, respectively.

(3) Includes non-cash GAAP charges related to the amortization of intangibles with respect to acquisitions.

(4) Includes certain rent charges incurred by the Company during the build-out phase of the Company’s new UK based headquarters.

(5) Includes various other GAAP items. Adjusted Earnings for the third quarter of 2019 exclude the impact of certain GAAP charges recorded as part of “Other expenses”, primarily related to litigation matters such as the Company’s settlement with the Commodity Futures Trading Commission and the New York Attorney General’s Office. This is consistent with BGC’s normal practice of excluding certain GAAP gains and charges from Adjusted Earnings that management believes do not best reflect the ordinary results of the Company, including with respect to acquisitions, dispositions, and/or resolutions of litigation.

(6) For the third quarters of both 2020 and 2019, includes non-cash gains of ($1.5) million related to BGC's investments accounted for under the equity method. The third quarter of 2020 also includes a net gain of ($3.3) million related to various other GAAP items, while the third quarter of 2019 also included net losses of $0.5 million for various other GAAP items.

(7) Primarily represents Cantor's pro-rata portion of net income.

(8) BGC's GAAP provision for income taxes is calculated based on an annualized methodology. The Company's GAAP provision for income taxes was $3.8 million and $6.2 million for the third quarters of 2020 and 2019, respectively. The Company includes additional tax-deductible items when calculating the provision for taxes with respect to Adjusted Earnings using an annualized methodology. These include tax-deductions related to equity-based compensation with respect to limited partnership unit exchange, employee loan amortization, and certain net-operating loss carryforwards. The non-GAAP provision for income taxes was adjusted $4.2 million and $3.9 million for the third quarters of 2020 and 2019, respectively. As a result, the provision for income taxes with respect to Adjusted Earnings was $8.0 million and $10.1 million for the third quarters of 2020 and 2019, respectively. The calculation of taxes for Adjusted Earnings excluded the effect of the 2017 U.S. Tax Cuts and Jobs Act.

Note: Certain numbers may not add due to rounding.

BGC PARTNERS, INC.

FULLY DILUTED WEIGHTED-AVERAGE SHARE COUNT

UNDER GAAP AND FOR ADJUSTED EARNINGS

(in thousands)

(unaudited)

	Q3 2020	Q3 2019

Common stock outstanding	363,244	346,060
Limited partnership units	119,975	—
Cantor units	52,363	—
Founding partner units	12,304	—
RSUs	219	—
Other	1,139	—

Fully diluted weighted-average share count under GAAP	549,244	346,060

Non-GAAP Adjustments:
Limited partnership units	—	115,730
Cantor units	—	52,363
Founding partner units	—	12,420
RSUs	—	502
Other	—	1,321

Fully diluted weighted-average share count for Adjusted Earnings	549,244	528,396

Note: BGC’s fully diluted weighted-average share count under GAAP may differ from the fully diluted weighted-average share count for Adjusted Earnings in order to avoid anti-dilution in certain periods.

BGC PARTNERS, INC.

LIQUIDITY ANALYSIS

(in thousands)

(unaudited)

	September 30, 2020	December 31, 2019

Cash and cash equivalents	$492,303	$415,379
Repurchase agreements	(2,089)	—
Securities owned	58,547	57,525
Marketable securities (1)	303	326
Total Liquidity	$549,064	$473,230

(1) As of December 31, 2019, $13.9 million of Marketable securities on our balance sheet had been lent in a Securities loaned transaction and, therefore, are not included in this Liquidity Analysis.

BGC PARTNERS, INC.

RECONCILIATION OF GAAP NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS TO ADJUSTED EBITDA

(in thousands)

(unaudited)

	Q3 2020	Q3 2019
GAAP net income (loss) available to common stockholders	$19,381	$(3,529)

Add back:

Provision (benefit) for income taxes	3,778	6,186

Net income (loss) attributable to noncontrolling interest in subsidiaries (1)	5,549	6,089

Interest expense	19,488	15,258

Fixed asset depreciation and intangible asset amortization	21,233	20,176

Impairment of long-lived assets	84	354

Equity-based compensation and allocations of net income to limited partnership units and FPUs (2)	33,007	40,330

(Gains) losses on equity method investments (3)	(1,302)	(1,530)

Other non-cash GAAP items (4)	—	909

Adjusted EBITDA	$101,218	$84,243

(1) Primarily represents Cantor's pro-rata portion of net income.

(2) Represents BGC employees' pro-rata portion of net income and non-cash and non-dilutive charges relating to equity-based compensation. See Footnote 1 to the table titled “Reconciliation of GAAP Income (Loss) from Operations before Income Taxes to Adjusted Earnings and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS” for more information.

(3) For the third quarters of both 2020 and 2019, includes non-cash gains of ($1.5) million related to BGC's investments accounted for under the equity method. The third quarter of 2020 also includes a net loss of $0.2 million related to an investment impairment.

(4) Non-cash charges of amortized rents incurred by the Company during the build-out phase of the Company’s new UK based headquarters.

Note:  BGC’s Adjusted EBITDA for Financial Covenants is defined under the amended Revolving Credit Agreement, which the Company entered into on February 26, 2020. For TTM 3Q2020, Adjusted EBITDA for Financial Covenants was $513 million.

BGC Partners, Inc. Activity Report

The following table provides certain volume and transaction count information on Fenics for the periods indicated.

				% Change	% Change
	3Q19	2Q20	3Q20	Q3'20 vs. Q3'19	Q3'20 vs. Q2'20
Notional Volume (in $US billions)
Fully Electronic Rates	3,693	4,133	5,146	39.4%	24.5%
Fully Electronic FX	2,366	2,481	2,744	16.0%	10.6%
Fully Electronic Credit	375	486	452	20.7%	(6.9%)
Fully Electronic Equities & Other	8	4	2	(70.0%)	(33.5%)
Total Fully Electronic Volume	6,441	7,103	8,345	29.6%	17.5%

HYBRID
Total Hybrid Volume	73,485	63,873	64,298	(12.5%)	0.7%

Total Hybrid & Fully Electronic Volume	79,927	70,977	72,643	(9.1%)	2.3%

Transaction Count
Fully Electronic Rates	646,182	624,601	576,931	(10.7%)	(7.6%)
Fully Electronic FX	2,476,006	2,529,751	2,089,029	(15.6%)	(17.4%)
Fully Electronic Credit	52,306	49,235	43,254	(17.3%)	(12.1%)
Fully Electronic Equities & Other	1,084	3,388	4,119	280.0%	21.6%
Total Fully Electronic Transactions	3,175,578	3,206,975	2,713,333	(14.6%)	(15.4%)

HYBRID
Total Hybrid	1,265,575	1,333,310	1,114,869	(11.9%)	(16.4%)

Total Hybrid and Fully Electronic Transactions	4,441,153	4,540,285	3,828,202	(13.8%)	(15.7%)

Trading Days	64	63	64

Note: “Hybrid” is defined as transactions involving some element of electronic trading but executed by BGC's brokers, exclusive of voice-only transactions. “Fully Electronic” involves customer-to-customer trades, free from broker execution. The table above includes market activity from Fenics Integrated from the second quarter of 2020 onward. Desks are categorized as “Fenics Integrated” if they  utilize sufficient levels of technology such that significant amounts of their transactions can be or are executed without broker intervention and have expected pre-tax Adjusted Earnings margins of at least 25 percent. Certain information may have been recast with current estimates to reflect changes in reporting methodology. Such revisions have no impact on the Company’s revenues or earnings.

Note: Certain numbers may not add due to rounding.

Other Items of Note

Unless otherwise stated, all results provided in this document compare the third quarter of 2020 with the year-earlier period. Certain reclassifications may have been made to previously reported amounts to conform to the current presentation and to show results on a consistent basis across periods. With the exception of reporting Newmark as a discontinued operation and the previously announced non-GAAP presentation, any such reclassifications would have had no impact on consolidated revenues or earnings under GAAP and would leave consolidated pre- and post-tax Adjusted Earnings for the prior periods essentially unchanged all else being equal. Certain numbers and percentage changes listed throughout this document may not sum due to rounding.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This standard requires lessees to recognize a right-of-use (“ROU”) asset and lease liability for all leases with terms of more than 12 months. Recognition, measurement, and presentation of expenses will depend on classification as a finance or operating lease. The amendments also require certain quantitative and qualitative disclosures. These impacts were approximately $157.8 million and $179.7 million in Total Assets and Total Liabilities, respectively, as of September 30, 2020. These impacts were approximately $169.1 million and $187.4 million in Total Assets and Total Liabilities, respectively, as of December 31, 2019. For additional information regarding the adoption of ASC 842, please see the section titled “New Accounting Pronouncements” in BGC’s Annual Reports on Form 10-K as filed with the Securities and Exchange Commission.

Newmark Spin-Off

The Spin-Off included the shares of Newmark Class A and Class B common stock owned by BGC, as well as the shares of Newmark common stock into which the limited partnership units of Newmark Holdings, L.P. and Newmark Partners, L.P. owned by BGC were exchanged prior to and in connection with the Spin-Off. For more information, see the press release titled “BGC Partners Announces Completion of Spin-Off of Newmark” dated November 30, 2018, and the related filing on Form 8-K filed before market open on December 6, 2018. Unless otherwise stated, all the tables and financial results in this document through the Outlook section reflect continuing operations of BGC. The financial results from continuing operations of BGC do not present a distinct corporate segment and are generally comparable to the stand-alone results for BGC Partners excluding Newmark Group, referred to as “post-spin BGC” in previous documents. Post-spin BGC represented what BGC financial results would have been had the Spin-Off of Newmark occurred prior to the Distribution date of November 30, 2018. Post-spin BGC can also be defined as the results for BGC’s Financial Services segment plus its pro-rata portion of corporate items.

About BGC Partners, Inc.

BGC Partners is a leading global brokerage and financial technology company. BGC specializes in the brokerage of a broad range of products, including fixed income (rates and credit), foreign exchange, equities, energy and commodities, shipping, insurance, and futures. BGC also provides a wide variety of services, including trade execution, brokerage, clearing, trade compression, post-trade, information, and other back-office services to a broad range of financial and non-financial institutions. Through brands including Fenics, BGC Trader, Capitalab, Lucera, and Fenics Market Data, BGC offers financial technology solutions, market data, and analytics related to numerous financial instruments and markets. BGC, BGC Trader, GFI, Fenics, Fenics Market Data, Capitalab, and Lucera are trademarks/service marks and/or registered trademarks/service marks of BGC Partners, Inc., and/or its affiliates.

BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, and investment firms. BGC’s Class A common stock trades on the NASDAQ Global Select Market under the ticker symbol “BGCP”. BGC Partners is led by Chairman of the Board and Chief Executive Officer Howard W. Lutnick. For more information, please visit

http://www.bgcpartners.com. You can also follow BGC at https://twitter.com/bgcpartners, https://www.linkedin.com/company/bgc-partners and/or http://ir.bgcpartners.com/Investors/default.aspx.

Discussion of Forward-Looking Statements about BGC

Statements in this document regarding BGC that are not historical facts are “forward-looking statements” that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. These include statements about the effects of the COVID-19 pandemic on the Company’s business, results, financial position, liquidity and outlook, which may constitute forward-looking statements and are subject to the risk that the actual impact may differ, possibly materially, from what is currently expected. Except as required by law, BGC undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s Securities and Exchange Commission filings, including, but not limited to, the risk factors and Special Note on Forward-Looking Information set forth in these filings and any updates to such risk factors and Special Note on Forward-Looking Information contained in subsequent reports on Form 10-K, Form 10-Q or Form 8-K.

Media Contact:

Karen Laureano-Rikardsen
+1 212-829-4975

Investor Contact:
Jason Chryssicas
+1 212-610-2426